UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 10, 2018 (January 4, 2018)

ClearOne, Inc.

(Exact name of registrant as specified in its charter)

Utah	001-33660	87-0398877
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5225 Wiley Post Way, Suite 500, Salt Lake City, Utah	84116
(Address of principal executive offices)	(Zip Code)

+1 (801) 975-7200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry Into a Material Definitive Agreement.

On January 4, 2018 (the “Separation Date”), ClearOne, Inc. (the “Company”) terminated Michael Braithwaite as the Company’s Senior Vice President - Network Streaming Business and an employee of the Company. In connection with Mr. Braithwaite’s separation from the Company, on January 9, 2018 Mr. Braithwaite entered into a Confidential Separation Agreement and General Release with the Company (the “Separation Agreement”).

Under the terms of the Separation Agreement, Mr. Braithwaite was paid all unpaid base salary and accrued but unused vacation time through the Separation Date. Provided that the Separation Agreement has not been revoked by Mr. Braithwaite prior to the expiration of the seven day revocation period described below, the Company will pay Mr. Braithwaite cash severance of $52,355.85 as additional consideration for the release of claims referenced below. The foregoing amounts will be paid less state and federal taxes and other withholding requirements of the Company. Provided that the Separation Agreement is not revoked by Mr. Braithwaite as described below, the agreement provides for a general release of claims against the Company by Mr. Braithwaite, subject to certain customary exceptions set forth in the Separation Agreement.

Pursuant to applicable law, Mr. Braithwaite has a period of seven calendar days to revoke the Separation Agreement by providing the Company with written notice of such revocation. Any revocation of the Separation Agreement, however, shall not affect the finality of the separation of Mr. Braithwaite’s employment with the Company on the Separation Date.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01 of this Form 8-K above, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARONE, INC.

Date: January 10, 2018	By:	/s/ Zeynep Hakimoglu
Zeynep Hakimoglu
Chief Executive Officer
(Principal Executive Officer)